Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-4 of Aebi Schmidt Holding AG of our report dated April 4, 2025, relating to the consolidated financial statements of Aebi Schmidt Holding AG, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers AG
Zurich, Switzerland
May 12, 2025